UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 16, 2013

Dynamic Materials Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-8328	84-0608431
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5405 Spine Road
Boulder, Colorado  80301
(Address of Principal Executive Offices, Including Zip Code)

(303) 665-5700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement.

The information required by this Item 1.01 with respect to the Agreement is incorporated by reference from Item 5.02 below.

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, Yvon Cariou, President and Chief Executive Officer of the Company, will retire from those positions on March 1, 2013, upon the appointment of his successor, Kevin Longe, who joined the Company as its Chief Operating Officer last summer.  In connection with Mr. Cariou’s retirement, the Board of Directors of the Company determined to compensate Mr. Cariou during 2013 with a full year of compensation, including the salary, bonus and other compensation that he would have received had he waited until December 31, 2013 to retire.  The amount of the 2013 compensation will equal the total 2012 compensation paid.  In addition, on January 16, 2013 the Board of Directors of the Company, awarded Mr. Cariou a special bonus of 40,000 immediately vested shares of common stock with a grant date on March 1, 2013.  At his election, Mr. Cariou will receive the award in shares or cash (based on the grant date closing market price of the stock).  These awards are in recognition for Mr. Cariou’s long and successful service to the Company and growth of the Company during his tenure.  The Company plans to expense the full amount of Mr. Cariou’s 2013 compensation and special award in the first quarter of 2013.

On January 18, 2013 Dynamic Materials Corporation (the “Company”) entered into an agreement (the “Agreement”) with Richard A. Santa, Senior Vice President, Chief Financial Officer and Secretary of the Company. The Agreement, which is effective as of January 1, 2013, provides that in the event of termination of Mr. Santa’s employment by the Company prior to December 19, 2016, for reasons other than death, disability, or Cause (as defined in the Agreement) he would be entitled to a lump sum payment from the Company equal to the sum of (a) an amount equal to 18 months of Mr. Santa’s annual base salary (as in effect immediately prior to the termination), plus (b) an amount equal to 150% of the amount of the average bonus (if any) paid to Mr. Santa for the three years preceding the termination, if any, less applicable withholdings; provided however, that if Mr. Santa’s age on the date of termination is more than 64.5 years, the amount payable under subparagraph (a) above shall be reduced by an amount equal to one month of Mr. Santa’s annual base salary for each month of Mr. Santa’s age in excess of 64.5 years.  In the event of Mr. Santa’s death or disability prior to December 19, 2016, he would be entitled to a lump sum payment from the Company equal to any accrued but unpaid portion of his salary and the bonus, if any, he would have received in respect of the portion of the fiscal year prior to his termination.  The bonus shall be an amount equal to the average annual bonus (if any) paid to Mr. Santa for the three years preceding the termination of his employment multiplied by the fraction that represents the portion of the year (rounded up to the next full month) he worked prior to the termination of his employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAMIC MATERIALS CORPORATION

Dated: January 23, 2013	By:	/s/ Richard A. Santa
Richard A. Santa
Senior Vice President and Chief Financial
Officer